Exhibit 2.1

CONTRIBUTION AGREEMENT

by and among

DYNAMIC OFFSHORE RESOURCES, LLC,

DYNAMIC OFFSHORE HOLDING, LP,

DYNAMIC OFFSHORE HOLDING GP, LLC,

SESI, L.L.C.,

AND

SUPERIOR ENERGY INVESTMENTS, LLC

Effective as of January 1, 2011

i

ii

EXHIBITS:

A                                      Amended and Restated Limited Partnership Agreement of Dynamic Offshore Holding, LP

B                                        Second Amended and Restated Limited Liability Company Agreement of Dynamic Offshore Holding GP, LLC

C                                        Preferred Provider Agreement

D                                       Turnkey Amendment

E                                         Indemnification Agreement Amendment

F                                         SPN Assignment of Membership Interest

G                                        DBH Assignment of Membership Interest

SCHEDULES:

5.7                                 Litigation, Labor Controversies, etc.

5.8                                 Subsidiaries

5.11                           ERISA; Pension and Welfare Plans

5.12                           Environmental Matters

5.13                           Labor Matters

5.16                           Insurance

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2011, by and among Dynamic Offshore Resources, LLC, a Delaware limited liability company (“Dynamic”), Dynamic Offshore Holding GP, LLC, a Delaware limited liability company (“DOH GP”), Dynamic Offshore Holding, LP, a Delaware limited partnership (the “Partnership”), SESI, L.L.C., a Delaware limited liability company (“SESI”), Superior Energy Investments, LLC, a Delaware limited liability company (“SEI”, and collectively with Dynamic, DOH GP, the Partnership and SESI, the “Parties”).

RECITALS:

WHEREAS, SESI owns one third (33 1/3%) of the outstanding membership interests (the “SPN Interests”) of SPN Resources, LLC, a Louisiana limited liability company (“SPN”);

WHEREAS, SEI owns (i) Class A Membership Interests in DBH, LLC, a Delaware limited liability company (“DBH”), that have associated with it an Initial Sharing Percentage of 24.5744% and (ii) Class B Membership Interests in DBH that have associated with it an Initial Sharing Percentage of 0.0335% (the “DBH Interests” and together with the SPN Interests, the “Interests”);

WHEREAS, SESI and SEI are directly or indirectly wholly owned by Superior Energy Services, Inc., a Delaware corporation;

WHEREAS, SESI and SEI desire to contribute the Interests to the Partnership in exchange for the issuance of limited partnership interests in the Partnership, whereupon the Partnership will contribute the Interests to Dynamic, its wholly owned subsidiary; and

WHEREAS, all of the foregoing transactions are subject to the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1            Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Ancillary Agreements” means the A&R LP Agreement, Second A&R LLC Agreement, SPN Assignment and DBH Assignment.

“Business Day” means each calendar day except Saturdays, Sundays and other days on which national banks in the State of Texas are authorized to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Class A-2 Units” has the meaning set forth in the A&R LP Agreement.

“Class Sharing Percentage” has the meaning set forth in the A&R LP Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with Dynamic, are treated as a single employer under Code Section 414(b) or 414(c) or ERISA Section 4001.

“Dynamic Parties” means Dynamic, DOH GP and the Partnership.

“Environmental Laws” means all applicable foreign, federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“ERISA Affiliate” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with Dynamic, are treated as a single employer under Code Section 414(b) or 414(c) or ERISA Section 4001(b)(1).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authority” means any federal, state, municipal, local or similar government, governmental authority, political subdivision, regulatory or administrative agency, authority or instrumentality, court or arbitral body.

“Hazardous Material” means:

(a)           any “hazardous substance,” as defined by CERCLA;

(b)           any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended; or

(c)           any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable foreign, federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Knowledge of Dynamic” means the actual knowledge after reasonable inquiry of G.M. McCarroll, Howard M. Tate, John Y. Jo, Gary G. Janik, James Brokmeyer, Carey Naquin and John Smith.

“Law” means any applicable code, statute, common law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Lien” means any mortgage, lien, security interest, pledge, adverse claim, encumbrance, hypothecation, assignment, privilege, charge or other priority or preferential arrangement or defect in title of any kind or nature.

“Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties or financial condition of Dynamic, DOH GP, or the Partnership taken as a whole or (b) a material adverse effect on the ability of Dynamic, DOH GP or the Partnership to consummate the Transactions, other than, in either case, any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects the oil and gas exploration and production industry; (iii) the effect of any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any matter included on any written schedule hereto; (v) the effect of any changes in applicable Laws or accounting rules; or (vi) any effect resulting solely from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the Transactions.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means any charter, certificate of incorporation, articles of organization, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Pension Plan” means a “pension plan,” as such term is defined in ERISA Section 3(2), that is subject to Title IV of ERISA (other than a multiemployer plan as defined in ERISA Section 4001(a)(3)), and to which Dynamic or any corporation, trade or business that is, along with Dynamic, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of ERISA Section 4063 at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under ERISA Section 4069.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Release” means a “release,” as such term is defined in CERCLA or any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface, water, ground water or property.

“Second A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of DOH GP, attached hereto as Exhibit B.

“Securities Act” means the Securities Act of 1933, as amended. “Superior Parties” means SESI and SEI.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Transactions” means the transactions contemplated by this Agreement.

“Welfare Plan” means a “welfare plan,” as such term is defined in ERISA Section 3(1).

Section 1.2            Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

TERM	SECTION
A&R LP Agreement	2.1(a)
Agreement	Preamble
Cap	10.4
Closing	4.1
Closing Date	4.1
DBH	Recitals

TERM	SECTION
DBH Assignment	4.4(a)
DBH Interests	Recitals
Deductible	10.4
Disputes	11.1(a)
DOH GP	Preamble
Dynamic	Preamble
Dynamic Indemnified Parties	10.3
Financial Statements	5.5
Indemnification Agreement Amendment	4.2(d)
Indemnified Party	10.5(a)
Indemnifying Party	10.5(a)
Independent Expert	11.1(a)
Interests	Recitals
Partnership	Preamble
Party or Parties	Preamble
Preferred Provider Agreement	4.2(b)
Rules	11.1(b)(i)
SEI	Preamble
SESI	Preamble
SPN	Recitals
SPN Assignment	4.3(a)
SPN Interests	Recitals
Superior Indemnified Parties	10.2
Third Party Claim	10.5(a)
Turnkey Amendment	4.2(c)

Section 1.3            Rules of Interpretation.  Unless otherwise expressly provided hereby, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder”

and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)           The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)           The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
CONTRIBUTIONS; TRANSFER

Section 2.1            Contributions to the Partnership.  At the Closing, upon the terms and subject to the conditions of this Agreement:

(a)           SESI hereby agrees to transfer and assign to the Partnership, and the Partnership hereby receives and accepts from SESI effective as of the Closing Date, the SPN Interest, in exchange for an equity interest in the Partnership to be granted to SESI as described in the Amended and Restated Limited Partnership Agreement of the Partnership attached hereto as Exhibit A (the “A&R LP Agreement”); and

(b)           SEI hereby agrees to transfer and assign to the Partnership, and the Partnership hereby receives and accepts from SEI effective as of the Closing Date, the DBH Interest, in exchange for an equity interest in the Partnership to be granted to SEI as described in the A&R LP Agreement.

Section 2.2            Transfer to Dynamic.  Immediately following the contribution of the Interests pursuant to Section 2.1, the Partnership shall transfer and assign the Interests to Dynamic.

ARTICLE III
CONSIDERATION

In consideration of the contribution of the Interests by SESI and SEI as described in Section 2.1, at the Closing (a) DOH GP, as general partner of the Partnership, shall cause the Partnership to issue to SESI and SEI 18,991,585 and 5,997,343 Class A-2 Units in the Partnership, respectively, representing an aggregate Class Sharing Percentage of 7.6% and 2.4%, respectively, as of the date of such issuance in accordance with the A&R LP Agreement, and (b) SESI shall have the right to appoint one member to the board of managers of DOH GP in accordance with the provisions of the Second A&R LLC Agreement, which appointed manager shall initially be David D. Dunlap.

ARTICLE IV
CLOSING

Section 4.1            Closing.  The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Thompson & Knight L.L.P., at 333 Clay Street, Suite 3300, Houston, Texas 77002 , at 10:00 a.m. Central Time, on the date hereof (such date and time being herein called the “Closing Date”).  The Closing of the Transactions will be effective as of January 1, 2011.

Section 4.2            DOH GP’s and Dynamic’s Closing Obligations.  At the Closing, DOH GP and Dynamic, as the case may be, shall:

(a)           cause the Partnership to issue to SESI and SEI the Class A-2 Units described in Article III;

(b)           cause the Partnership to execute and deliver to SESI the Amended and Restated Preferred Provider Agreement (the “Preferred Provider Agreement”), the form of which is attached hereto as Exhibit C;

(c)           cause the Partnership to cause SPN Resources, LLC to execute and deliver to SESI the First Amendment to Turnkey Platform Decommissioning and Well Plugging and Abandonment Contract (the “Turnkey Amendment”), the form of which is attached hereto as Exhibit D;

(d)           execute and deliver the First Amendment To Indemnification and Reimbursement Agreement (the “Indemnification Agreement Amendment”), the form of which is attached hereto as Exhibit E;

(e)           execute and deliver, and cause the other limited partners of the Partnership to execute and deliver, to SESI and SEI the A&R LP Agreement;

(f)            cause the other members of DOH GP to execute and deliver to SESI the Second A&R LLC Agreement; and

(g)           execute, and cause the Partnership to execute, any such further instruments and documents as may reasonably be necessary or requested in order to carry out the intent and purpose of this Agreement.

Section 4.3            SESI’s Closing Obligations.  At the Closing, SESI shall:

(a)           execute and deliver to the Partnership the SPN Assignment of Membership Interest (the “SPN Assignment”), the form of which is attached hereto as Exhibit F;

(b)           execute and deliver to the Partnership the Preferred Provider Agreement;

(c)           cause Superior Energy Services, L.L.C. to execute and deliver to SPN the Turnkey Amendment;

(d)           execute and deliver to Dynamic the Indemnification Agreement Amendment;

(e)           execute and deliver to the Partnership the A&R LP Agreement;

(f)            execute and deliver to DOH GP the Second A&R LLC Agreement; and

(g)           execute any such further instruments and documents as may reasonably be necessary or requested in order to carry out the intent and purpose of this Agreement.

Section 4.4            SEI’s Closing Obligations.  At the Closing, SEI shall:

(a)           execute and deliver to the Partnership the DBH Assignment of Membership Interest (the “DBH Assignment”), the form of which is attached hereto as Exhibit G;

(b)           execute and deliver to the Partnership the A&R LP Agreement; and

(c)           execute any such further instruments and documents as may reasonably be necessary or requested in order to carry out the intent and purpose of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF DYNAMIC

As of the date hereof, Dynamic makes the following representations and warranties to the Superior Parties:

Section 5.1            Organization, etc.  Dynamic is validly organized and existing and in good standing under the Laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except for such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except for those licenses, permits or other approvals, the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 5.2            Due Authorization, Non-Contravention, Defaults etc.  The execution, delivery and performance by Dynamic of this Agreement and each Ancillary Agreement to which it is a party, and Dynamic’s participation in the consummation of all aspects of the Transactions, have been duly authorized by all necessary action, and do not:

(a)           contravene any (i) of Dynamic’s Organizational Documents, (ii) court decree or order binding on or affecting Dynamic or (iii) Law or governmental regulation binding on or affecting Dynamic; or

(b)           to the Knowledge of Dynamic, result in (i) or require the creation of, any Lien on any of Dynamic’s or any of its subsidiaries’ properties, (ii) a default under any material contractual restriction binding on or affecting Dynamic or any of its subsidiaries or (iii) any material noncompliance, suspension, impairment, forfeiture or nonrenewal of any material license, permit or other governmental approval.

Neither Dynamic nor any of its subsidiaries is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound that would reasonably be expected to have a Material Adverse Effect. Dynamic is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.3            Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the consummation of the Transactions or the due execution, delivery or performance by Dynamic of this Agreement and each Ancillary Agreement to which it is a party. Neither Dynamic nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.4            Validity, etc.  This Agreement and each Ancillary Agreement to which Dynamic is a party constitutes the legal, valid and binding obligations of Dynamic, enforceable against Dynamic in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

Section 5.5            Financial Statements.  (a) The audited consolidated balance sheets as of December 31, 2008 and 2009, and the related income statements for the fiscal years ended December 31, 2008 and 2009, and (b) the unaudited consolidated balance sheets as of September 30, 2009 and 2010, and the related income statements for the nine month periods ending September 30, 2009 and 2010, of Dynamic and its subsidiaries (including the notes thereto, collectively, the “Financial Statements”), copies of which have previously been delivered to SESI, have been prepared in accordance with GAAP (subject to normal year-end and audit adjustments and the absence of footnotes), and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 5.6            No Material Adverse Change.  Since December 31, 2009, there has been no Material Adverse Effect.

Section 5.7            Litigation, Labor Controversies, etc.  Except as disclosed in Schedule 5.7, there is no pending or, to the Knowledge of Dynamic, threatened litigation, action, proceeding, investigation or labor controversy affecting Dynamic or any of its subsidiaries, or any of their respective properties, businesses, assets or revenues; or which purports to affect the legality, validity or enforceability of this Agreement, any of the Ancillary Agreements or the Transactions.

Section 5.8            Subsidiaries.  Dynamic has no subsidiaries, except those subsidiaries that are identified in Schedule 5.8.

Section 5.9            Ownership of Properties, Etc.

(a)           To the Knowledge of Dynamic, Dynamic and each of its subsidiaries has (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Dynamic’s Amended and Restated Credit Agreement dated July 17, 2008, or which would not have a Material Adverse Effect. To the Knowledge of Dynamic, the information provided in connection with the preparation of the reserve reports dated as of December 31, 2010 that has been delivered to SESI, did not contain any material inaccuracies at the time delivered.

(b)           To the Knowledge of Dynamic all material leases and agreements necessary for the conduct of the business of Dynamic and its subsidiaries are valid and subsisting and are, in all material respects, in full force and effect. Dynamic is not in breach or default (and no situation exists which with the giving of notice or the passage of time or both would rise to a breach or default) of its obligations under any such material leases and agreements, and, to the Knowledge of Dynamic, no breach or default by any third party (and no situation exists which with the giving of notice or the passage of time or both would rise to a breach or default) exists, to the extent such breach or default (whether by Dynamic or such a third party) would reasonably be expected to have a Material Adverse Effect.

(c)           To the Knowledge of Dynamic, the rights and Properties presently owned, leased or licensed by Dynamic and its subsidiaries, including all easements and rights of way, include all rights and Properties necessary to permit Dynamic and its subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)           To the Knowledge of Dynamic, Dynamic and each of its subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by Dynamic and such subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Dynamic and its subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as would not reasonably be expected to have a Material Adverse Effect.

Section 5.10         Taxes.  Dynamic is treated as a disregarded entity for federal income Tax purposes, wholly owned by the Partnership. Dynamic and each of its subsidiaries has filed all

Tax Returns required by Law to have been filed by it and has paid all Taxes related thereto whether or not shown to be due and owing and has paid all Taxes shown to be due on any assessment received to the extent that such Taxes have become due and payable (except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books), except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.11         ERISA; Pension and Welfare Plans.  Dynamic, its subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Pension or Welfare Plan. Dynamic has not taken any steps to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. To the Knowledge of Dynamic, no condition exists or event or transaction has occurred with respect to any Pension Plan that would reasonably be expected to result in the incurrence by Dynamic or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Schedule 5.11, to the Knowledge of Dynamic, neither Dynamic nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.12         Environmental Warranties.  Except as set forth in Schedule 5.12 and to the Knowledge of Dynamic:

(a)           all facilities and property owned, operated or leased by Dynamic or any of its subsidiaries are owned, operated or leased by Dynamic and its subsidiaries have been during the last three years, and continue to be, in material compliance with all Environmental Laws;

(b)           during the last three years, there have been no past, and there are no pending or threatened (i) claims, complaints, notices or governmental requests for information received by Dynamic or any of its subsidiaries with respect to any alleged material violation of any Environmental Law, or (ii) written complaints, notices or inquiries to Dynamic or any of its subsidiaries regarding material potential liability of Dynamic or any of its subsidiaries under any Environmental Law;

(c)           during the last three years, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated, or leased by Dynamic or any of its subsidiaries that have, or would reasonably be expected to have, a Material Adverse Effect;

(d)           Dynamic and its subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses, registrations and other authorizations relating to environmental matters;

(e)           no property currently, or previously, owned, operated or leased by Dynamic or any of its subsidiaries is listed, or proposed for listing in the Federal Register or similar governmental publication (with respect to owned property only), on the National

Priorities List pursuant to CERCLA, on the CERCLIS or on any similar foreign, federal, state or provincial list of sites requiring investigation or clean-up under Environmental Laws;

(f)            there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by Dynamic or any of its subsidiaries that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect;

(g)           during the last three years, neither Dynamic nor any of its subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal, provincial or state list or that is the subject of federal, state, provincial or local enforcement actions or other investigations that would reasonably be expected to result in material claims against Dynamic or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA or Environmental Laws;

(h)           there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by Dynamic or any of its subsidiaries that would reasonably be expected to result in any liability, claims, or costs having, individually or in the aggregate, a Material Adverse Effect; and

(i)            no conditions exist at, on or under any property now or previously owned or leased by Dynamic or any of its subsidiaries that, with the passage of time or the giving of notice or both, would reasonably be expected to result in any material liability, claims, or costs under any Environmental Law.

Section 5.13         Labor Matters.  Except as set forth on Schedule 5.13, as of the date hereof neither Dynamic nor any of its subsidiaries is subject to any labor or collective bargaining agreement. Except as set forth on Schedule 5.13 and to the Knowledge of Dynamic, there are no existing or threatened strikes, lockouts or other labor disputes involving Dynamic or any of its subsidiaries. To the Knowledge of Dynamic, hours worked by and payments made to employees of Dynamic or any of its subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.

Section 5.14         Compliance with Laws.  To the Knowledge of Dynamic, Dynamic and its subsidiaries are in compliance in all material respects with the requirements of all applicable Law and all orders, writs, injunctions and decrees applicable to them or to their properties (except for Environmental Laws that are the subject of Section 5.12), and possess all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of the Property (including the Oil and Gas Properties) and the conduct and operation of their business, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.15         Material Contracts.  To the Knowledge of Dynamic, (a) each of Dynamic and its subsidiaries’ material contracts are in full force and effect and are binding upon and enforceable against such party and all other parties thereto in accordance with its terms, and (b) Dynamic and such subsidiaries are not in default due to the action of such party.

Section 5.16         Insurance.  Schedule 5.16 describes all policies of insurance maintained by or for the benefit of Dynamic and its subsidiaries (including a true and correct description of (a) the scope of coverage, (b) the limits of liability, (c) deductibles and other similar amounts, and (d) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof), all of which are in full force and effect, and all premiums due and owing in connection with such policies have been paid. To the Knowledge of Dynamic, Dynamic has not received written notice of any cancellation or any threatened cancellation of any such policies, and Dynamic and each of its subsidiaries are a named insured or loss payee, as applicable, under each such policy.

Section 5.17         Maintenance of Properties.  Except for such acts or failures to act as would not be reasonably expected to have a Material Adverse Effect, to the Knowledge of Dynamic, the Oil and Gas Properties (and Properties unitized therewith) of Dynamic and its subsidiaries have been maintained, operated and developed in material conformity with all applicable Laws and the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of Dynamic and its subsidiaries.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF DOH GP AND THE PARTNERSHIP

DOH GP hereby makes the following representations and warranties to the Superior Parties on behalf of itself and the Partnership:

Section 6.1            Organization, etc.  Each of DOH GP and the Partnership is validly organized and existing and in good standing under the Laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except for such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except for those licenses, permits or other approvals, the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 6.2            Due Authorization, Non-Contravention, Defaults etc.  The execution, delivery and performance by DOH GP and the Partnership of this Agreement and each Ancillary Agreement to which it is a party, and DOH GP’s and the Partnership’s participation in the consummation of all aspects of the Transactions, have been duly authorized by all necessary action, and do not:

(a)           contravene any (i) of DOH GP’s or the Partnership’s Organizational Documents, (ii) court decree or order binding on or affecting DOH GP or the Partnership or (iii) Law or governmental regulation binding on or affecting DOH GP or the Partnership; or

(b)           result in (i) or require the creation of any Lien on any of DOH GP’s or the Partnership’s properties, (ii) a default under any material contractual restriction binding on or affecting DOH GP or the Partnership or (iii) any material noncompliance, suspension, impairment, forfeiture or nonrenewal of any material license, permit or other governmental approval.

Neither DOH GP nor the Partnership is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound that would reasonably be expected to have a Material Adverse Effect. Neither DOH GP nor the Partnership is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 6.3            Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the consummation of the Transactions or the due execution, delivery or performance by DOH GP or the Partnership of this Agreement and each Ancillary Agreement to which it is a party. Neither DOH GP, the Partnership nor any of their subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.4            Validity, etc.  This Agreement and each Ancillary Agreement to which DOH GP and the Partnership is a party constitutes the legal, valid and binding obligations of DOH GP and the Partnership, as applicable, enforceable against DOH GP and the Partnership in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

Section 6.5            Litigation, Labor Controversies, etc.  There is no pending or, to the Knowledge of Dynamic, threatened litigation, action, proceeding, investigation or labor controversy affecting the Partnership or any of its properties, businesses, assets or revenues; or which purports to affect the legality, validity or enforceability of this Agreement, any of the Ancillary Agreements or the Transactions.

Section 6.6            Taxes.  The Partnership is treated as a partnership for federal income Tax purposes. The Partnership has filed all Tax Returns required by Law to have been filed by it and has paid all Taxes related thereto whether or not shown to be due and owing and has paid all Taxes shown to be due on any assessment received to the extent that such Taxes have become due and payable (except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books).

Section 6.7            Issuance of Partnership Interests.  The Class A-2 Units that are being issued to SESI and SEI pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the A&R LP Agreement and applicable state and federal securities Laws. Assuming the accuracy of the representation and warranties of SESI and SEI in Articles VII and VIII, respectively, the Class A-2 Units will be issued in compliance with all applicable federal and state securities Laws.

Section 6.8            Capitalization of the Partnership.  Exhibit A to the A&R LP Agreement sets forth a true, correct and complete capitalization table of the outstanding Class A Units of the Partnership as of the Closing, showing as of such date true, correct and complete listings of the total Capital Contributions made, amounts of Remaining Capital Commitments and the Unreturned Contribution Accounts of the Class A Partners, in each case as such terms are defined in the A&R LP Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SESI

SESI hereby makes the following representations and warranties to the Dynamic Parties:

Section 7.1            Organization.  SESI is validly organized and existing and in good standing under the Laws of the State of Delaware.

Section 7.2            Due Authorization, Non-Contravention, Defaults etc.  The execution, delivery and performance by SESI of this Agreement and each Ancillary Agreement to which it is a party, and SESI’s participation in the consummation of all aspects of the Transactions, have been duly authorized by all necessary action, and do not contravene any (a) of SESI’s Organizational Documents, (b) court decree or order binding on or affecting SESI or (c) Law or governmental regulation binding on or affecting SESI.

Section 7.3            Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the consummation of the Transactions or the due execution, delivery or performance by SESI of this Agreement and each Ancillary Agreement to which it is a party.

Section 7.4            Validity, etc.  This Agreement and each Ancillary Agreement to which SESI is a party constitutes the legal, valid and binding obligations of SESI, enforceable against SESI in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

Section 7.5            Litigation.  There is no pending or, to the knowledge of SESI, threatened litigation, action, proceeding, investigation or controversy which purports to affect the legality, validity or enforceability of this Agreement, any of the Ancillary Agreements or the Transactions.

Section 7.6            Ownership.  SESI owns beneficially and of record all of the SPN Interests, which constitute all of the outstanding equity interest that SESI owns of record or beneficially in SPN. At the Closing, SESI will transfer to the Partnership, and the Partnership will become the record and beneficial owner of, good and valid title to the SPN Interests, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws and the Organizational Documents of SPN).

Section 7.7            Independent Investigation; Knowledge of Financial Statements.

(a)           SESI is (or its investment advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. SESI acknowledges and affirms that, taking into account the representations and warranties of Dynamic contained in Article V and DOH GP and the Partnership contained in Article VI, (i) it has made all such independent investigation, verification, analysis and evaluation of Dynamic and the Partnership and (ii) it has made all such reviews and inspections of the Properties and other assets of Dynamic and its businesses, books and records, results of operations, conditions and prospects of Dynamic as it has deemed necessary or appropriate to execute and deliver this Agreement. Except for the representations and warranties of Dynamic contained in Article V and DOH GP and the Partnership contained in Article VI, SESI acknowledges that there are no representations or warranties, express or implied, as to the financial condition, Properties or other assets of Dynamic or any of its subsidiaries, liabilities, equities, operations or business of Dynamic or any of its subsidiaries and that in making its decision to enter into this Agreement and consummate the Transactions, SESI has relied exclusively upon its own independent investigation, verification, analysis and evaluation.

(b)           SESI has had an opportunity to review and analyze the Financial Statements.  SESI acknowledges and agrees that the representation and warranties made by Dynamic in Article V of this Agreement are subject to the disclosures contained in the Financial Statements, including the footnotes to the Financial Statements. Neither Dynamic nor any of its subsidiaries shall have any liability for information that is disclosed in the Financial Statements.

Section 7.8            Representations and Warranties in A&R LP Agreement.  The representations and warranties set forth in Section 3.04 of the A&R LP Agreement are incorporated herein by reference.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF SEI

SEI hereby makes the following representations and warranties to the Dynamic Parties.

Section 8.1            Organization, etc.  SEI is validly organized and existing and in good standing under the Laws of the State of Delaware.

Section 8.2            Due Authorization, Non-Contravention, Defaults etc.  The execution, delivery and performance by SET of this Agreement and each Ancillary Agreement to which it is a party, and SET’s participation in the consummation of all aspects of the Transactions, have been duly authorized by all necessary action, and do not contravene any (a) of SET’s Organizational Documents, (b) court decree or order binding on or affecting SET or (c) Law or governmental regulation binding on or affecting SET.

Section 8.3            Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the consummation of the Transactions or the due execution, delivery or performance by SET of this Agreement and each Ancillary Agreement to which it is a party.

Section 8.4            Validity, etc.  This Agreement and each Ancillary Agreement to which SET is a party constitutes the legal, valid and binding obligations of SET, enforceable against SET in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

Section 8.5            Litigation.  There is no pending or, to the knowledge of SET, threatened litigation, action, proceeding, investigation or controversy which purports to affect the legality, validity or enforceability of this Agreement, any of the Ancillary Agreements or the Transactions.

Section 8.6            Ownership.  SET owns beneficially and of record all of the DBH Tnterests, which constitute all of the outstanding equity interest that SET owns of record or beneficially in DBH. At the Closing, SEST will transfer to the Partnership, and the Partnership will become the record and beneficial owner of, good and valid title to the DBH Tnterests, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws and the Organizational Documents of DBH).

Section 8.7            Independent Investigation; Knowledge of Financial Statements.

(a)           SET is (or its investment advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. SET acknowledges and affirms that, taking into account the representations and warranties of Dynamic contained in Article V and DOH GP and the Partnership contained in Article VI, (i) it has made all such independent investigation, verification, analysis and evaluation of Dynamic and the Partnership and (ii) it has made all such reviews and inspections of the Properties and other assets of Dynamic and its businesses, books and records, results of operations, conditions and prospects of Dynamic as it has deemed necessary or appropriate to execute and deliver this Agreement. Except for the representations and warranties of Dynamic contained in Article V and DOH GP and the Partnership contained in Article VI, SET acknowledges that there are no representations or warranties, express or implied, as to the financial condition, Properties or other assets of Dynamic or any of its subsidiaries, liabilities, equities, operations or business of Dynamic or any of its subsidiaries and that in making its decision to enter into this Agreement and consummate the Transactions, SET has relied exclusively upon its own independent investigation, verification, analysis and evaluation.

(b)           SEI has had an opportunity to review and analyze the Financial Statements. SEI acknowledges and agrees that the representation and warranties made by Dynamic in Article V of this Agreement are subject to the disclosures contained in the Financial Statements, including the footnotes to the Financial Statements. Neither Dynamic nor any of its subsidiaries shall have any liability for information that is disclosed in the Financial Statements.

Section 8.8            Representations and Warranties in A&R LP Agreement.  The representations and warranties set forth in Section 3.04 of the A&R LP Agreement are incorporated herein by reference.

ARTICLE IX
OTHER AGREEMENTS

Section 9.1            Confidentiality.  Except for information required for inclusion in any application, filing, statement or notice required to be filed by any of the Parties with any Governmental Authority, all information and data exchanged by the Parties under or in connection with this Agreement shall be received, held and treated confidentially by such Party (except to the extent otherwise required by Law), and none of such information shall be used in any manner for the benefit of such Party or for the benefit of any business controlled by it (other than in any action or proceeding involving this Agreement or any agreement contemplated hereby).

Section 9.2            Further Assurances.  The Parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 9.3            Tax Matters.

(a)           The Parties hereby acknowledge that the transactions described in Section 2.1 shall be treated as a contribution that is subject to Section 721 of the Code.

(b)           In accordance with Section 704(c) of the Code and the Treasury regulations under Section 704 of the Code, income and deductions with respect to any property contributed to or revalued by the Partnership as a result of the transactions contemplated by this Agreement shall, solely for federal income tax purposes, be allocated among the partners of the Partnership in a manner to take into account any variation between the adjusted tax basis of such property to the Partnership and its fair market value at the time of contribution or revaluation. In making such allocations, the Partnership shall use the traditional method or such other method agreed to by the partners.

ARTICLE X
INDEMNIFICATION

Section 10.1         Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date, except that the representations and warranties in (a) Sections 5.1, 5.2, 6.1, 6.2, 6.7, 7.1, 7.2, 7.6, 7.7, 8.1, 8.2, 8.6 and 8.7 shall survive indefinitely and (b) Sections 5.10 and 5.11 shall survive until expiration of the statute of limitation applicable to the matters covered thereby. All of the covenants made by each party in this Agreement shall survive the consummation of the Transactions and shall continue in full force and effect after the Closing indefinitely.

Section 10.2         Indemnification by the Dynamic Parties.  Subject to Section 10.1, the Dynamic Parties shall indemnify, defend and hold harmless SESI and SEI and their managers, officers, members, Affiliates and assigns (“Superior Indemnified Parties”) from and against all Losses resulting from, based upon or relating to:

(a)           any inaccuracy, misrepresentation or breach of warranty made by any of the Dynamic Parties in this Agreement; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by any of the Dynamic Parties pursuant to this Agreement.

Section 10.3         Indemnification by SESI and SEI.  Subject to Section 10.1, the Superior Parties shall indemnify, defend and hold harmless hold harmless the Dynamic Parties and their managers, officers, partners, members, Affiliates and assigns (“Dynamic Indemnified Parties”) from and against all Losses resulting from, based upon or relating to:

(a)           any inaccuracy, misrepresentation or breach of warranty made by any of the Superior Parties in this Agreement; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by any of the Superior Parties pursuant to this Agreement.

Section 10.4         Limitation on Liability.  Neither the Superior Parties nor the Dynamic Parties shall be liable under Section 10.2(a) or 10.3(a), as applicable, unless and until the aggregate Losses incurred by one or more of the Superior Indemnified Parties or Dynamic Indemnified Parties, as applicable, has exceeded $2,000,000 (the “Deductible”), and then the Dynamic Parties shall indemnify the Superior Indemnified Parties, or the Superior Parties shall indemnify the Dynamic Indemnified Parties, for all such Losses in excess of the Deductible; provided, however, that the Deductible shall not apply with respect to a claim involving a breach of the representations and warranties contained in Sections 5.1, 5.2(a), 6.1, 6.2(a), 6.7, 6.8, 7.1, 7.2(a), 7.6, 8.1, 8.2(a) and 8.6, or any Losses arising out of, resulting from or related to any fraudulent misrepresentation. In addition, in no event shall the Dynamic Parties be obligated or liable pay pursuant to Section 10.2(a), or the Superior Parties obligated or liable to pay pursuant to Section 10.3(a), any amount relating to a Loss when aggregated with any other amount previously paid pursuant to those respective provisions that would exceed $15,000,000 (the “Cap”); provided, however, that the Cap shall not apply to any Losses, arising out of, resulting from or related to any breach of the representations and warranties contained in Sections 5.1, 5.2(a), 6.1, 6.2(a), 6.7, 6.8, 7.1, 7.2(a), 7.6, 8.1, 8.2(a) and 8.6 or any fraudulent misrepresentation or a breach by a party of any covenant contained herein. Once it is determined that a breach of a representation or warranty has occurred (as written, with any qualifiers), then any condition or qualifier on any representation or warranty relating to materiality or requiring a Material Adverse Effect will be disregarded for the purposes of calculating the amount of Losses under Sections 10.2(a) and 10.3(a) resulting from such breach.

Section 10.5         Third Party Claims.

(a)           In the event that any Person desires to make a claim under Sections 10.2 or 10.3 in connection with any action, suit, proceeding, or demand at any time instituted against or made upon any Person for which such Person may seek indemnification hereunder (a “Third Party Claim”), the Person or Persons entitled to indemnification hereunder (the “Indemnified Party”) shall promptly notify the Party or Parties required to provide indemnification hereunder (the “Indemnifying Party”) of such Third Party Claim and the claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such prompt notice shall not relieve the Indemnifying Parties of their obligations under this Article X, except to the extent, if at all, that the Indemnifying Parties shall have been prejudiced thereby.

(b)           Upon receipt of notice from the Indemnified Party pursuant to Section 10.5(a) and provided that the Indemnifying Party confirms in writing that the subject matter set forth in the notice is subject to indemnification by the Indemnifying Party under the applicable provisions of this Article X, the Indemnifying Parties will, subject to the provisions of Section 10.5(c), assume the defense and control of such Third Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that if an Indemnifying Party is also subject to the Third Party Claim and counsel to the Indemnified Party reasonably determines in writing that a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party, then the Indemnifying Parties shall be liable under this Article X for the fees of the Indemnified Party’s counsel and any other expenses related to the defense of such Third Party Claim. The Indemnifying Parties shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claim; and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third Party Claim defended by the Indemnifying Parties.

(c)           The Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; but only if the Indemnifying Parties shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or to the conduct of any Indemnified Party’s business; and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d)           Each of the Parties hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Superior Indemnified Party or Dynamic Indemnified Party, as applicable, for purposes of any claim that a Superior Indemnified Party or Dynamic Indemnified Party, as applicable, may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on a Party with respect to such a claim anywhere in the world.

Section 10.6         Tax Treatment of Indemnity Payments.  The Dynamic Parties and the Superior Parties agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the consideration issued pursuant to Article III for federal, state, local and foreign income tax purposes.

Section 10.7         Exclusive Remedy; No Consequential Damages.  The indemnities set forth in this Article X shall be the exclusive remedies of the Parties for any misrepresentation, breach of warranty or nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof. No Party shall be liable to any other Party for consequential damages for breaches of such party’s representation or warranties herein, provided that this shall not limit any Party’s right to indemnification hereunder to the extent such Party becomes obligated to pay consequential damages to a third party in connection with a claim that is subject to indemnification hereunder.

ARTICLE XI
MISCELLANEOUS

Section 11.1         Dispute Resolution.

(a)           Each Party shall submit claims, disputes, controversies or other matters in question arising out of the matters covered by this Agreement (“Disputes”) to an independent expert appointed in accordance with this Section 11.1(a) (the “Independent Expert”). The Independent Expert shall be appointed by mutual agreement of SESI and Dynamic from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules. Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 11.1(b). The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

(b)           Any Dispute that is not resolved pursuant to other mutually agreed procedures and rules pursuant to Section 11.1(a) shall be settled exclusively and finally by arbitration in accordance with the procedures set forth in this Section 11.1(b).

(i)            Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 11.1, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by an Independent Expert, who shall serve as sole arbitrator. The arbitration administered by the Independent Expert shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of $1,000,000, optional rules for large and complex cases.

(ii)           The Independent Expert shall permit and facilitate such discovery as he determines is appropriate in the circumstances, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefor. The Independent Expert may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(iii)         All arbitration proceedings hereunder shall be conducted in Houston, Texas, or such other mutually agreeable location.

(iv)          In deciding the substance of the Dispute, the Independent Expert shall refer to the substantive Laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the Laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(v)            The Parties shall request the Independent Expert to conduct a hearing as soon as reasonably practicable after appointment and to render a final decision completely disposing of the Dispute that is the subject of such proceedings as soon as reasonably practicable after the final hearing. The Parties shall instruct the Independent Expert to impose time limitations he considers reasonable for each phase of such proceeding, including limits on the time allotted to each Party for the presentation of its case and rebuttal. The Independent Expert shall actively manage the proceedings as he deems best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation.

(vi)          Notwithstanding any other provision in this Agreement to the contrary, the Parties expressly agree that the Independent Expert shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas Law, or any other Laws, or under the Federal Arbitration Act or the Rules.

(vii)         The Parties shall request that final decision of the Independent Expert be in writing, be as brief as possible, set forth the reasons for such final decision, and if the Independent Expert awards monetary damages to either party, contain a certification by the Independent Expert that they have not included any consequential, incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by applicable Law, the arbitration proceeding and the Independent Expert’s decision and award shall be maintained in confidence by the Parties and the Parties shall instruct the Independent Expert to likewise maintain such matters in confidence.

(c)           The fees and expenses of the Independent Expert shall be borne in such amounts or proportions as the Independent Expert determines appropriate (provided that such award of costs and fees may not exceed the amount of such costs and fees incurred by the losing party in the arbitration).

(d)           The decision and award of the Independent Expert shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Section 11.2         Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 11.3         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to SESI or SEI:	601 Poydras Street, Suite 2400 New Orleans, Louisiana 70130 Telecopy: (504) 365-9665 Attn.: William B. Masters

If to Dynamic, DOH GP or the Partnership:	1301 McKinney Street, Suite 900 Houston, Texas 77010 Telecopy: (713) 728-7860 Attn.: G.M. McCarroll

Section 11.4         Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Parties relating to the Transactions or the subject matter herein.

Section 11.5         Modifications.  Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the Party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.

Section 11.6         Assignment; Binding Effect; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No provision of this Agreement or any agreement referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the Parties or such referenced agreement, as the case may be.

Section 11.7         Governing Law.  The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the Laws, both procedural and substantive, of the State of Texas without regard to its conflict of laws provisions that if applied might require the application of the Laws of another jurisdiction.

Section 11.8         Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.

Section 11.9         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

DYNAMIC OFFSHORE RESOURCES, LLC

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

DYNAMIC OFFSHORE HOLDING, LP

By:	Dynamic Offshore Holding GP, LLC,
its general partner

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

DYNAMIC OFFSHORE HOLDING GP, LLC

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

SESI, L.L.C.

By:	Superior Energy Services, Inc.,
its Sole Member

By:	/s/ William B. Masters
Name:	William B. Masters
Title:	Executive Vice President and
General Counsel

SUPERIOR ENERGY INVESTMENTS, LLC

By:	/s/ William B. Masters
Name:	William B. Masters
Title:	Vice President

Omitted Schedules and Exhibits

Exhibit/Schedule	Contents
Exhibit A

Amended and Restated Limited Partnership Agreement of Dynamic Offshore Holding, LP (including schedule of partners, capital contributions, and units; minimum capital commitments of Class A management partners; form of consent of spouse; and registration rights, under which there is an obligation to file a registration statement upon notice after an IPO, as exhibits)

Exhibit B	Second Amended and Restated Limited Liability Company Agreement of Dynamic Offshore Holding GP, LLC
Exhibit C	Amended and Restated Preferred Provider Agreement, effective as of January 1, 2011, by and between Dynamic Offshore Resources, LLC and Superior Energy Services, Inc.
Exhibit D	First Amendment to Turnkey Platform Decommissioning and Well Plugging and Abandonment Contract, effective January 1, 2011, by and between SPN Resources, LLC and Superior Energy Services, L.L.C.
Exhibit E

First Amendment to Indemnification and Reimbursement Agreement, effective January 1, 2011, by and between SESI, L.L.C. and Dynamic Offshore Resources, LLC to the Indemnification and Reimbursement Agreement dated March 14, 2008 (not filed)

Exhibit F

Assignment and Assumption of Membership Interests, effective as of January 1, 2011, by and among SESI, L.L.C., as Assignor, Dynamic Offshore Holding, LP and Dynamic Offshore Resources, LLC (assignment of 333 shares of the outstanding membership interests (Assigned Interests) of SPN Resources, LLC to Dynamic Offshore Holding, LP and subsequent assignment of the Assigned Interests to Dynamic Offshore Resources, LLC pursuant to the Contribution Agreement)

Exhibit G

Assignment and Assumption of Membership Interests, effective as of January 1, 2011, by and among Superior Energy Investments, LLC, as Assignor, Dynamic Offshore Holding, LP and Dynamic Offshore Resources, LLC (assignment of Class A and B membership interests (Assigned Interests) in DBH, LLC to Dynamic Offshore Holding, LP and subsequent assignment of the Assigned Interests to Dynamic Offshore Resources, LLC pursuant to the Contribution Agreement)

Schedule 5.7	List of litigation, labor controversies and open claims against Dynamic Offshore Resources, LLC as of February 17, 2011
Schedule 5.8	List of subsidiaries
Schedule 5.11	List of ERISA matters and pension and welfare plans
Schedule 5.12	List of environmental matters
Schedule 5.13	List of labor matters
Schedule 5.16	Schedule of insurance policies, including policy number and period, liability limits and deductibles